Exhibit 23.6

CONSENT OF PC GAMING ALLIANCE

We hereby consent to the use of our name in the Registration Statement on Form S-1 of Corsair Components, Inc., and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to all references to us, our reports concerning the worldwide active installed base of consumer gaming PCs and the data in those reports appearing in the Registration Statement.

Date: October, 31st, 2011	PC GAMING ALLIANCE

	By:	/s/ Matt Ployhar
Name: Matt Ployhar
Title: President PC Gaming Alliance